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[LETTERHEAD]


                LOWE'S AND EAGLE UPDATE THEIR MERGER TIMETABLE

North Wilkesboro, NC and Renton, WA (December 31, 1998) -- Lowe's Companies, Inc. (NYSE: LOW) and Eagle Hardware & Garden, Inc. (NASDAQ: EAGL) today announced that the anticipated completion date for the merger of Eagle with Lowe's is expected to occur late in the first quarter of 1999.

The proxy solicitation materials and prospectus that will be incorporated into the registration statement covering shares of Lowe's common stock to be issued to Eagle shareholders was filed by Eagle with the Securities and Exchange Commission on December 11, 1998. As expected, Eagle has been notified by the SEC staff that the proxy materials will be given "full review," with staff comments expected in early to mid January 1999. Because of the time period required between mailing of the proxy statement to Eagle shareholders and the Eagle shareholders meeting (approximately 30 days), the earliest the Eagle shareholders meeting can now be held is late February 1999.

Lowe's and Eagle also announced that the two companies are in the process of providing, on a voluntary basis, certain additional information to the Federal Trade Commission staff in connection with its antitrust review of the proposed transaction. In order to provide the FTC staff additional time to consider the information being supplied by the companies, Lowe's has elected to withdraw and refile its Hart-Scott-Rodino filing. It is now expected that the 30-day time period available for FTC action on the refiled pre-merger notification report will expire in late January 1999.

Robert L. Tillman, Lowe's Chairman and CEO, and Richard T. Takata, Eagle's President and CEO, confirmed their expectation that regulatory requirements will be satisfied within the time schedules described in this news release, and they look forward to completing the transaction in the first quarter of 1999.


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This news release contains, among other things, certain forward-looking statements regarding the timetable for the merger. Such forward-looking statements involve uncertainties, including the possibility of further delays occasioned by review at the Securities and Exchange Commission and the Federal Trade Commission, which may cause the actual timing of the merger to differ from the timetable described in this news release.

Eagle Hardware & Garden operates 35 warehouse home improvement centers in ten western states. The Company's home centers average 129,000 square feet of retail selling space and feature over 70,000 products under its "More of Everything"-Registered Trademark- merchandising philosophy.

Lowe's Companies, Inc. is one of the nation's leading home improvement retailers, operating 473 stores in 26 states. Lowe's employs more than 65,000 people nationally and was selected this year by FORTUNE magazine as one of "The 100 Best Companies to Work for in America."


LOWE'S CONTACTS:                                    EAGLE CONTACTS:
----------------                                    ---------------

Media Inquiries:                                    Richard T. Takata
Brian Peace                  336-658-4170           425-227-5740

Shareholders' and Security Analysts' Inquiries:     Ron Maccarone
Robert Niblock               336-658-4860           425-227-5740
Carson Anderson              336-658-4385